Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is by and among First Busey Corporation (“First Busey”), Busey Bank (the “Bank,” and together with First Busey, “Employer”) and Curt Anderson (“Executive,” and together with Employer, the “Parties”).

RECITALS

A.            The Bank is a wholly owned subsidiary of First Busey.

B.            Executive is currently employed by Employer pursuant to that certain employment agreement dated July 30, 2007, as subsequently amended (the “Prior Employment Agreement”);

C.            Employer has determined it to be in its best interests to enter into this Agreement pertaining to the employment of Executive as of and following the Effective Date (as defined below).

D.            Executive desires to be employed by Employer as of and following the Effective Date in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties contained herein, the Parties hereby agree as follows:

AGREEMENTS

Section 1.           Prior Employment Agreement. This Agreement supersedes all of the terms and conditions of the Prior Employment Agreement and any such Prior Employment Agreement shall become null and void as of the Effective Time, and the parties thereunder shall have no rights or interests therein.

Section 2.           Term with Automatic Renewal Provision.  This Agreement shall be effective as of February 1, 2014 (the “Effective Date”).  Subject to the terms of this Agreement, the term of this Agreement (the “Term”) and Executive’s employment hereunder shall be for a period of one (1) year commencing as of the Effective Date.  The Term shall automatically renew for one (1) additional year at the end of the then existing Term, unless either Party provides written notice to the other Party not less than ninety (90) days prior to the end of the then existing Term that such Party does not wish to extend the Term.

Section 3.           Employment.

(a)           Positions and Duties.  Subject to the terms of this Agreement, Executive shall devote Executive’s full business time, energies and talent to serving as the Executive Vice President, Senior Managing Director of Busey Wealth Management, at the direction of the President and Chief Executive Officer of Busey Wealth Management (the “CEO”) and the Executive Managing Director of Busey Wealth Management (the “EMD” and individually or collectively with the CEO, “CEO/EMD”).  Executive shall perform all duties assigned to Executive faithfully, loyally and efficiently, and shall have such duties, authority and responsibilities as may be assigned to Executive from time to time by the CEO/EMD, which duties, authority and responsibilities shall include those customarily held by such officer of comparable companies, subject always to the charter and bylaw provisions and policies of Employer and the directions of the CEO/EMD.  Executive shall perform the duties required by this Agreement at Employer’s principal place of business unless the nature of such duties requires otherwise.  Notwithstanding the foregoing, during the Term, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not in any material way inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of Employer.

(b)           Transfers.  The Board of Directors of First Busey (the “Board”) may, in its sole discretion, cause Executive’s employment to be transferred from Employer to any wholly-owned subsidiary of First Busey, in which case all references in this Agreement to “Employer” shall be deemed to refer to such subsidiary (and First Busey, if applicable).

Section 4.           Compensation and Benefits.  Subject to the terms of this Agreement, during the Term of this Agreement, Employer shall compensate Executive for Executive’s services as follows:

(a)           Base Compensation.  Executive’s annual base salary rate shall be Two Hundred and Twenty-Five Thousand Dollars ($225,000.00) (the “Base Salary”), which shall be payable in accordance with Employer’s normal payroll practices as are in effect from time to time.  Beginning in 2014 and annually thereafter, the Board shall review Executive’s Base Salary at such time as it reviews Employer’s executive compensation to determine whether Executive’s Base Salary should be maintained at its existing level or increased, with any increase being effective as determined by the Board.

(b)           Discretionary Performance Bonus.  Employer shall consider Executive for a bonus each year during the Term based on performance criteria established by the Board and/or the CEO/EMD and any other factors deemed by the Board to be appropriate.  Bonuses shall be awarded, if at all, in the sole discretion of the Board, and nothing in this Agreement shall require the payment of a bonus in any given year.  For purposes of this Agreement, bonuses shall be considered earned when all corporate action has been taken to determine such bonuses.  Payment of any such bonus shall be made as soon as practicable after it is earned, but in no event later than two and one-half (2½) months following the end of the calendar year in which it is earned; provided that, Bonuses shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such bonuses.

(c)           Long Term Incentive Program.  Executive shall be eligible to participate in Employer’s long-term equity incentive program, as determined in the sole discretion of the Board (or an authorized committee thereof).

(d)           Profit Sharing Benefit.  Executive shall be eligible to receive an annual profit sharing benefit based on the combined amount of Executive’s Base Salary and, if applicable, Executive’s discretionary performance bonus, after Executive meets the eligibility requirements of the applicable profit sharing plan.  The Board shall decide the exact amount of this benefit annually in its sole discretion.  Employer shall contribute this benefit for the account of Executive to Employer’s tax-qualified retirement plan and/or any nonqualified deferred compensation plan that Employer establishes or maintains.  All such profit sharing benefit payments shall be determined and governed by the terms of the applicable plan.  Employer shall have no obligation to continue to maintain any particular benefit plan or arrangement and the profit sharing benefit described in this Section 4(d) may be amended or terminated by Employer at any time for any reason or no reason, provided such amendment or termination applies to all other similarly situated senior executives of Employer.

(e)           Reimbursement of Expenses.  Employer shall reimburse Executive for all travel, entertainment and other out-of-pocket expenses that Executive reasonably and necessarily incurs in the performance of Executive’s duties under this Agreement.  Executive shall document these expenses to the extent necessary to comply with all applicable laws and Employer policies.  Any reimbursement payments hereunder shall be made as soon as practicable, and when taxable to Executive, in no event later than two and one-half (2½) months following the end of the year in which the corresponding expenses are incurred.

(f)            Other Benefits.  Executive shall be eligible to participate, subject to the terms thereof, in all Employer retirement plans and health, dental, life insurance and similar plans, as may be in effect from time to time with respect to similarly situated senior executives.  In addition to the foregoing benefits, Executive shall continue to be eligible to participate in Employer’s key life insurance program following the Effective Date (which entry date was March 1, 2009) with a death benefit amount of one million dollars ($1,000,000.00), subject to insurability and all other terms of such program.

(g)           Vacations.  Executive shall be subject to Employer’s general vacation policy as may be in effect from time to time, but shall accrue not less than twenty-five (25) days of paid vacation annually.

(h)           Withholding.  Employer may withhold any applicable federal, state and local withholding and other taxes from payments that become due or allowances that are provided to Executive.

(i)            Equity Compensation.  Employer shall grant to Executive during each of 2014, 2015, and 2016, at the time equity grants are made to other senior officers of the Employer, restricted stock units, with a grant date fair value of One Hundred Thousand Dollars ($100,000.00) each, with such awards to be based upon the standard terms and conditions of the Employer’s restricted stock unit award agreements, with such awards cliff-vesting in their entirety on their respective fifth anniversary of grant provided that Executive has remained employed with Employer at all times through such vesting dates.

Section 5.           Rights and Payments Upon Termination.  Either Party may terminate Executive’s employment under this Agreement pursuant to the terms of this Section 5.  Executive’s right to benefits and payments, if any, for periods after the effective date of

Executive’s termination of employment with Employer (the “Termination Date”) shall be determined in accordance with this Section 5:

(a)           Termination Without Cause.  Either Party may terminate this Agreement and Executive’s employment hereunder for any reason by delivering written notice of termination to the other Party no fewer than thirty (30) days before the Termination Date (provided that such notice shall not be required in a Termination for Cause (as defined below)), which date shall be specified in the notice of termination.  Employer may provide for an earlier Termination Date, provided Employer pays to Executive the Base Salary that would have been earned during such notice period.  Any payment in lieu of notice pursuant to this Section 5(a) shall be made in a single lump sum on the first payroll date following the Termination Date.  If Executive voluntarily terminates Executive’s employment under this Agreement other than pursuant to Section 5(c) (Termination for Good Reason), then Employer shall be required to pay Executive the Accrued Amounts, and Employer shall have no further obligations to Executive under this Agreement.  “Accrued Amounts” shall be the following amounts as have accrued through the Termination Date: (i) earned but unpaid Base Salary, (ii) earned but unpaid bonus under Section 4(b), (iii) accrued but unpaid vacation pay; and (iv) provided Executive submits the required documentation in accordance with established policies and within thirty (30) days of the Termination Date, unreimbursed business expenses incurred during the Term.

(b)           Termination for Cause.  Employer may terminate this Agreement and Executive’s employment hereunder immediately for Cause by delivering written notice of termination to Executive (with such notice being delivered no less than thirty (30) days before the Termination Date in the event of a termination based on either a curable breach or failure under subsection (vii) below or subsection (viii) below).  “Cause” for termination shall exist if:  (i) Executive engages in one (1) or more unsafe or unsound banking practices or material violations of a law or regulation applicable to Employer or any subsidiary; (ii) Executive engages in any repeated violations of a policy of Employer after being warned in writing by the Board or the CEO/EMD not to violate such policy; (iii) Executive engages in any single violation of a policy of Employer if such violation materially and adversely affects the business or affairs of Employer; (iv) Executive fails to timely implement a direction or order of the Board or the CEO/EMD, unless such direction or order would violate the law; (v) Executive engages in a breach of fiduciary duty or act of dishonesty involving the affairs of Employer; (vi) Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable state or federal law; (vii) Executive commits a material breach of Executive’s obligations under this Agreement, and if such breach is determined to be curable by the CEO/EMD or the Board, Executive fails to cure such breach during the thirty (30)-day notice period, if applicable; (viii) Executive materially fails to perform Executive’s duties to Employer with the degree of skill, care or competence expected by the Board or the CEO/EMD following written notice by the CEO/EMD or the Board, and if such failure is determined to be curable by the CEO/EMD or the Board, Executive fails to cure such failure during the thirty (30)-day notice period, if applicable; or (ix) Executive is found guilty of, or pleads nolo contendere to, a felony or an act of dishonesty in connection with the performance of Executive’s duties as an officer of Employer, or an act that disqualifies Executive from serving as an officer or director of Employer.  If Executive’s employment is terminated pursuant to this Section 5(b), then

Employer shall be required to pay Executive the Accrued Amounts, and Employer shall have no further obligations to Executive under this Agreement.

(c)           Termination for Good Reason.  Prior to Executive’s termination for Good Reason (as defined below), Executive shall give Employer written notice of the occurrence of the event or condition that Executive believes constitutes a Good Reason within thirty (30) days of the initial existence of such event or condition, which written notice shall provide detailed facts, and not mere conclusions, to support Executive’s claim of termination for Good Reason.  If Employer determines that the events or conditions exist as alleged by Executive, and does not cure such events or conditions within thirty (30) days of Executive’s written notice, then this Agreement and Executive’s employment hereunder shall terminate on the thirtieth (30th) day following Executive’s written notice.  “Good Reason” means the occurrence of any one (1) or more of the following, without Executive’s prior consent:  (i) a material adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect in accordance with Section 3(a) immediately following the Effective Date; (ii) a reduction in Executive’s Base Salary, unless such reduction applies to all similarly situated senior executives of Employer; (iii)  Employer changes the primary location of Executive’s employment to a place that is more than fifty (50) miles from Executive’s primary location of employment as of the Effective Date; or (iv) Employer otherwise commits a material breach of its obligations under this Agreement.

(d)           Termination upon Change in Control.  Following a Change in Control, this Agreement and Executive’s employment hereunder may be terminated in accordance with Section 5(a), (b), or (c) by delivering written notice of termination to the other Party no less than thirty (30) days before the Termination Date.

(i)            A “Change in Control” shall be deemed to have occurred upon the first to occur of the following:  (A) any “person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of First Busey or a corporation owned directly or indirectly by the stockholders of First Busey in substantially the same proportions as their ownership of stock of First Busey, is or becomes a “beneficial owner” (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of First Busey; (B) during any period of twelve (12) consecutive months, the individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or nomination for election by First Busey’s stockholders was approved by a vote of at least a majority of the directors when still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board; or (C) the consummation of (1) a merger or consolidation of First Busey with any other corporation, other than a merger or consolidation that would result in the voting securities of First Busey outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of First Busey or such surviving entity outstanding immediately after such merger or consolidation; or (2) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, First Busey.

(ii)           Notwithstanding Section 5(d)(i), a Change in Control shall not be deemed to have occurred if Executive agrees in writing that the transaction or event in question does not constitute a Change in Control for the purposes of this Agreement.

(e)           Termination upon Disability.  Employer shall not terminate this Agreement and Executive’s employment hereunder if Executive becomes “disabled” within the meaning of Employer’s then current employee disability program or, at Employer’s election, as determined by a physician selected by Employer, unless, as a result of such disability, Executive is unable to perform Executive’s duties with the requisite level of skill and competence for a period of six (6) consecutive months.  Thereafter, Employer may terminate this Agreement for Cause in accordance with Section 5(b).

(f)            Termination upon Death.  This Agreement shall terminate if Executive dies during the Term, effective on the date of Executive’s death.  Any payments that are owing to Executive under this Agreement or otherwise at the time of Executive’s death shall be made to whomever Executive may designate in writing as Executive’s beneficiary, or absent such a designation, to the executor or administrator of Executive’s estate.  Termination of this Agreement under this Section 5(f) shall be deemed to be a termination in accordance with Section 5(b).

(g)           Severance Benefits.  Employer shall pay severance benefits to Executive as follows:

(i)            If this Agreement and Executive’s employment hereunder are terminated by Employer without Cause pursuant to Section 5(a), or by Executive for Good Reason pursuant to Section 5(c), Employer shall pay Executive an amount equal to one hundred percent (100%) (or two hundred percent (200%) if the foregoing terminations occur within one (1) year after the occurrence of a Change in Control) of the sum of (A) Executive’s then applicable Base Salary, plus (B) the amount of the most recent performance bonus that Employer paid to Executive pursuant to Section 4(b) (the “Severance Payment”).  Employer shall also reimburse Executive for up to twelve (12) months (or eighteen (18) months if the foregoing terminations occur within one (1) year after the occurrence of a Change in Control) for continuing coverage under Employer’s health insurance pursuant to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive remains eligible for, and elects, such COBRA continuation for such period following the Termination Date, and provided, further, that, to the extent Executive paid a portion of the premium for such benefits while employed, Executive shall continue to pay such portion during the period of continuation hereunder, and any period of continuation hereunder shall be credited against Executive’s continuation rights under COBRA.

(ii)           Subject to Executive’s execution of an irrevocable general release and waiver of claims as required by Section 5(j), all payments that become due to Executive under this Section 5(g) shall be made in substantially equal installments in accordance with

Employer’s regular payroll practices then in effect for a one (1)-year period (or two (2)-year period if following a Change in Control) beginning on the regular payroll date occurring on or closest before the sixtieth (60th) day following the Termination Date; provided, however, that if the Termination Date occurs on or after November 2nd in any year, such payments shall not commence until the first payroll date in January of the next year.  Employer shall be obligated to make all payments that become due to Executive under this Section 5(g) whether or not Executive obtains other employment following termination or takes steps to mitigate any damages that Executive claims to have sustained as a result of termination.  The payments provided for in this Section 5(g) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Executive or for Executive’s account as of the Termination Date.

(iii)         The Parties intend that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”).  The present value of any payments to or for the benefit of Executive in the nature of compensation, as determined by the legal counsel or certified public accountants for Employer in accordance with Code Section 280G(d)(4), receipt of which is contingent on a Change in Control, and to which Code Section 280G applies (in the aggregate “Total Payments”), shall be reduced, as necessary, such that the payment does not exceed an amount equal to one dollar ($1.00) less than the maximum amount that Employer may pay without loss of deduction under Code Section 280G(a), provided that any such reduction shall be in accordance with Code Section 409A.

(iv)          If Employer is not permitted to make any payments that may become due to Executive under this Section 5(g) because First Busey or the Bank is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause the Bank’s capital to fall below such minimum capital requirements, then Employer shall delay making such payments until the earliest possible date it could resume making the payments without violating such minimum capital requirements.  Further, if Employer is not permitted to make any payments that may become due to Executive under this Section 5(g) because of the operation of any other applicable law or regulation, then Employer shall delay making such payments until the earliest possible date it could resume making the payments without violating such applicable law or regulation.

(h)           Payment Equalization.  If Employer is paying, or in the case of a lump sum, has paid, Executive a Severance Payment pursuant to Section 5(g)(i), then Executive shall not seek or apply for unemployment compensation under the Illinois Unemployment Act 820 ILCS 405/100 et seq. or any other state or federal unemployment compensation law at any time prior to a date following the final payment made hereunder or with respect to the period during which such payments were or were to be made until the final payment is made.

(i)            Specified Employee.  If at the time of any payment hereunder Executive is considered to be a Specified Employee (as defined below) and such payment is required to be treated as deferred compensation under Code Section 409A, then, to the extent required by Code Section 409A, payments shall be delayed to the date that is six (6) months after the

Termination Date.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments that would occur during the six (6)-month deferral period and all other payments shall be unaffected.

(i)            All payments delayed pursuant to this Section 5(i) shall be accumulated and paid in a lump-sum, catch-up payment as of the first (1st) day of the seventh (7th) month following the Termination Date (or, if earlier, the date of death of Executive), with all such delayed payments being credited with interest (compounded monthly) for such period of delay equal to the prime rate in effect on the first (1st) day of such six (6)-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

(ii)           The term “Specified Employee” means any person who holds a position with Employer of senior vice president or higher and has compensation greater than that stated in Code Section 416(i)(1)(A)(i).  The determination of whether Executive is a Specified Employee shall be based upon the twelve (12)-month period ending on each December 31st (such twelve (12)-month period is referred to below as the “identification period”).  If Executive is determined to be a Specified Employee during the identification period, he shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12)-month period that begins on the April 1st following the close of such identification period.  For purposes of determining whether Executive is a Specified Employee under Code Section 416(i), compensation shall mean Executive’s W-2 compensation as reported by Employer for a particular calendar year.

(j)            Release.  As a condition to Employer’s obligation to pay any severance benefit under Section 5(g), Executive shall execute a general release of, and waiver of claims against, Employer and its subsidiaries and affiliates, substantially in the form attached hereto as Exhibit A on or before the sixtieth (60th) day following the Termination Date.  For the avoidance of doubt, in order for such release to be deemed effective for purposes of this Agreement, any applicable revocation period with respect to such release and waiver must have expired on or before such sixtieth (60th) day.

Section 6.           Confidentiality.  Executive acknowledges that the nature of Executive’s employment shall require that Executive produce and have access to records, data, trade secrets and information that are not available to the public regarding Employer and its subsidiaries and affiliates (“Confidential Information”).  Executive shall hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with Executive’s performance of Executive’s duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or Executive is authorized in writing by Employer to disclose it or Executive is required to make disclosure by a law or pursuant to the authority of any administrative agency or judicial body.  All Confidential Information and all other records, files, documents and other materials or copies thereof relating to the business of Employer or any of its subsidiaries or affiliates that

Executive prepares or uses shall be the sole property of Employer.  Executive’s access to and use of Employer’s computer systems, networks and equipment, and all Employer information contained therein, shall be restricted to legitimate business purposes on behalf of Employer; any other access to or use of such systems, network and equipment is without authorization and is prohibited.  The restrictions contained in this Section 6 shall extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to Employer.  Executive shall not transfer any Employer information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to Employer.  Executive shall promptly return all originals and copies of any Confidential Information and other records, files, documents and other materials to Employer if Executive’s employment with Employer is terminated for any reason.

Section 7.           Non-Competition and Non-Solicitation Covenants.  The primary service area of Employer’s business in which Executive will actively participate extends separately to an area that encompasses a twenty-five (25)-mile radius from each banking and other office location of Employer and its subsidiaries and affiliates and a fifty (50)-mile radius from Employer’s main office in Champaign, Illinois (collectively, the “Restrictive Area”).  As an essential ingredient and in consideration of this Agreement and Executive’s employment by Employer, Executive shall not, for a period of one (1) year after termination of Executive’s employment with Employer for any reason and whether such termination of employment is during the Term or after the termination or expiration of the Term (the “Restrictive Period), directly or indirectly compete with the business of Employer, including by doing any of the following (the “Restrictive Covenant”):

(a)           engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with any office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided, however, that in the event a successor to First Busey succeeds to or assumes First Busey’s rights and obligations under this Agreement in connection with a Change in Control, this Section 7(a) shall apply only to the primary service areas of First Busey as they existed immediately before the Change in Control;

(b)           directly or indirectly, for himself or any Financial Institution: (i) induce or attempt to induce any officer of Employer or any of its subsidiaries or affiliates, or any employee who previously reported to Executive, to leave the employ of Employer or any of its subsidiaries or affiliates; (ii) in any way interfere with the relationship between Employer or any of its subsidiaries or affiliates and any such officer or employee; (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer or employee; or (iv) induce or attempt to induce any customer, supplier, licensee or business relation of Employer of any of its subsidiaries or affiliates to cease doing business with Employer or any of its subsidiaries or affiliates or in any way interfere with the relationship between Employer or any of its subsidiaries or affiliates and any of their respective customers, suppliers, licensees or business relations, where Executive had personal contact with, or has accessed Confidential Information in the preceding twelve (12) months with respect to, such customers, suppliers, licensees or business relations; or

(c)           directly or indirectly, for himself or any Financial Institution, solicit the business of any person or entity known to Executive to be a customer of Employer or any of its subsidiaries or affiliates, where Executive, or any person reporting to Executive, had personal contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of Employer or any of its subsidiaries or affiliates.

The foregoing Restrictive Covenant shall not prohibit Executive from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

Section 8.           Remedies for Breach.  Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained herein are reasonable with respect to their duration, geographical area and scope.  Executive further acknowledges that the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Employer and its interests, that Employer would not have agreed to enter into this Agreement without receiving Executive’s agreement to be bound by these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement.  During the Restrictive Period, Employer shall have the right to communicate the existence and terms of this Agreement to any third party with whom Executive may seek or obtain future employment or other similar arrangement.  In addition, in the event of any violation or threatened violation of the restrictions contained in this Agreement, Employer, in addition to and not in limitation of, any other rights, remedies or damages available to Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with him, as the case may be.  If Executive violates the Restrictive Covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant.  Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

Section 9.           Indemnity; Other Protections.

(a)           Indemnification.  Employer shall indemnify Executive (and, upon Executive’s death, Executive’s heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Expenses”) reasonably incurred by Executive in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which Executive becomes involved by reason of Executive’s having been an officer or director of Employer.  The indemnification rights provided for herein are not exclusive and shall supplement any rights to indemnification that Executive may have under any applicable bylaw or charter provision of Employer, or any resolution of Employer or any applicable statute.

(b)                                 Advancement of Expenses.  In the event that Executive becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which Employer is permitted or required to indemnify Executive under this Agreement, any applicable bylaw or charter provision of Employer, any resolution of Employer, or any applicable statute, Employer shall, to the fullest extent permitted by law, advance all Expenses incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by Employer of a written undertaking from Executive to reimburse Employer for all Expenses actually paid by Employer to or on behalf of Executive in the event it shall be ultimately determined that Employer cannot lawfully indemnify Executive for such Expenses, and to assign to Employer all rights of Executive to indemnification under any policy of directors’ and officers’ liability insurance to the extent of the amount of Expenses actually paid by Employer to or on behalf of Executive.

(c)                                  Litigation.  Unless precluded by an actual or potential conflict of interest, Employer shall have the right to recommend counsel to Executive to represent Executive in connection with any claim covered by this Section 9.  Further, Executive’s choice of counsel, Executive’s decision to contest or settle any such claim and the terms and amount of the settlement of any such claim shall be subject to Employer’s prior written approval, which approval shall not be unreasonably withheld by Employer.

Section 10.                                   General Provisions.

(a)                                 Amendment.  Except as set forth explicitly herein, this Agreement may not be amended or modified except by written agreement signed by Executive and First Busey.

(b)                                 Successors; Assignment.  This Agreement shall be binding upon and inure to the benefit of Executive, Employer and their respective personal representatives, successors and assigns.  Except as set forth in Section 7(a), for the purposes of this Agreement, any successor or assign of Employer shall be deemed to be “Employer.”  Employer shall require any successor or assign of Employer or any direct or indirect purchaser or acquirer of all or substantially all of the business, assets or liabilities of Employer, whether by transfer, purchase, merger, consolidation, stock acquisition or otherwise, to assume and agree in writing to perform this Agreement and Employer’s obligations hereunder in the same manner and to the same extent as Employer would have been required to perform them if no such transaction had occurred.

(c)                                  Entire Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations,

undertakings, agreements and arrangements with respect thereto, whether written or oral.  The provisions of this Agreement shall be regarded as divisible and separate; if any provision is declared invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected.  In the event any provision of this Agreement (including any provision of the Restrictive Covenant) is held to be overbroad as written, such provision shall be deemed to be amended to narrow the application of such provision to the extent necessary to make such provision enforceable according to applicable law.

(d)                                 Survival.  The provisions of Section 6 (Confidentiality), Section 7 (Non-Competition and Non-Solicitation Covenants), Section 8 (Remedies for Breach), Section 9 (Indemnity; Other Protections) and Section 10 (General Provisions) shall survive the expiration or termination of this Agreement for any reason.

(e)                                  Governing Law and Enforcement.  This Agreement shall be construed and the legal relations of the Parties shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.

(f)                                   Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted at a location selected by Employer within fifty (50) miles from Champaign-Urbana, Illinois, in accordance with the rules of the American Arbitration Association.

(g)                                 Prevailing Party Legal Fees.  Should either Party initiate any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing Party in any such action or proceeding shall be entitled to receive from the other Party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing Party in connection with such action or proceeding; provided, however, that reasonable attorneys’ fees shall be limited to the fees of the last attorney to represent the Party and to the lesser of the fees incurred as a result of the reasonable hourly rate of the attorney or any contingent or other arrangement for the payment of legal fees.  The payment, if any, of costs and expenses to either Party under this Section 10(g) shall be made no later than two and one-half (2½) months following the end of the year in which a final adjudication is made in the action or proceeding.

(h)                                 Waiver.  No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(i)                                    Notices.  Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of First Busey, attention: President and Chief Executive Officer; and if to Executive, to the address for Executive as most currently reflected in the corporate records or to such other address as Executive has most recently provided to Employer.

(j)                                    Code Section 409A.  To the extent any provision of this Agreement or action by Employer would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by Employer.  It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent.  Notwithstanding anything herein to the contrary, no termination or other similar payments and benefits hereunder shall be payable on account of Executive’s termination of employment unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).  This Agreement may be amended to the extent necessary (including retroactively) by Employer to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of taxes or interest under Code Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and Employer does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

(k)                                 Clawback.  Any amount or benefit received under this Agreement shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Employer clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time.  Executive acknowledges and consents to Employer’s application, implementation, and enforcement of (i) the Policy or any similar policy established by Employer that may apply to Executive and (ii) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, as well as Executive’s express agreement that Employer may take such actions as may be necessary to effectuate the Policy, any similar policy, or applicable law, without further consideration or action.

(l)                                    Construction.  This Agreement shall be deemed drafted equally by the Parties.  Any presumption or principle that the language of this Agreement is to be construed against any Party shall not apply.  Whenever used in this Agreement, the singular includes the plural and vice versa (where applicable); the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time.  The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement.  This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all Parties, and all of which together shall constitute a single agreement.  All remedies of any Party are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

FIRST BUSEY CORPORATION and		EXECUTIVE
BUSEY BANK

By:	/s/ VAN A. DUKEMAN	/s/ CURT ANDERSON
	Van A. Dukeman	Curt Anderson
President and Chief Executive Officer
of First Busey Corporation

Signature Page to Curt Anderson Employment Agreement

Exhibit A to Employment Agreement

AGREEMENT AND RELEASE

This Agreement and Release (this “Release”) is made and entered into as of                           (the “Release Date”), by and among First Busey Corporation (“First Busey”), Busey Bank (the “Bank” and together with First Busey, “Employer”) and                           (“Executive,” and together with Employer, the “Parties”).  In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

Section 1.                                          Separation.  Executive’s employment with Employer shall end effective                          .

Section 2.                                          Payment and Benefits.  In consideration of the promises made in this Release, First Busey has agreed to pay Executive the compensation and benefits as provided in that certain employment agreement made and entered into as of                          , by and among the Parties (the “Employment Agreement”).  Executive understands and acknowledges that the compensation and benefits provided under this Section 2 constitute an amount in excess of that to which Executive would be entitled without entering into this Release.  Executive acknowledges that such compensation and benefits are being provided by First Busey, in part, as consideration for Executive entering into this Release, including the release of claims and waiver of rights provided in Section 3 of this Release.

Section 3.                                          Release of Claims and Waiver of Rights.  Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors and assigns, fully releases and discharges Employer, its predecessors, successors, subsidiaries, affiliates and assigns, and its and their directors, officers, trustees, employees, and agents, in their individual and official capacities, and the current and former trustees and administrators of any retirement or other benefit plan applicable to the employees or former employees of Employer, in their individual and official capacities (the “Released Parties”), from any and all liability, claims, demands and actions, including liability, claims, demands and actions arising under Employer’s policies and procedures, whether formal or informal; the United States or State of Illinois Constitutions; the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Illinois Human Rights Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other liability, claims, demands and actions with respect to Executive’s employment with Employer or other association with Employer through the Release Date, including the termination of Executive’s employment with Employer, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.  Executive represents that Executive has not assigned or filed any claim, demand, action or charge against the Released Parties.  Executive further acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge.  Executive hereby expressly waives, surrenders and agrees to forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction, including the State of Illinois.

Section 4.  Covenant Not to Sue.  Executive shall not bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Section 3 of this Release; Executive’s release of claims and waiver of rights provided in Section 3 of this Release is, shall constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.  If any government agency or court assumes jurisdiction of any charge, complaint or cause of action covered by this Release, Executive shall not seek and shall not accept any personal equitable or monetary relief in connection with any investigation, civil action, suit or legal proceeding.

Section 5.  Mutual Non-Disparagement.  At all times following the signing of this Release, neither Party shall engage in any vilification of the other, and each Party shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including management style, methods of doing business, the quality of products and services, or role in the community.  Executive acknowledges that the only persons whose statements may be attributed to Employer for purposes of this covenant not to make disparaging statements shall be each member of the Board of Directors of Employer, the CEO/EMD and executive officers that report directly to the CEO/EMD.  The Parties shall do nothing that would damage the other’s business reputation or good will.

Section 6.                                          Representations by Executive.  Executive warrants that Executive is legally competent to execute this Release and that Executive has not relied on any statements or explanations made by Employer or its attorneys.  Moreover, Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release, including the release of all claims and waiver of rights set forth in Section 3 of this Release.  Executive acknowledges that Executive has been offered [twenty-one (21)] days to consider this Release.  After being so advised, and without coercion of any kind, Executive freely, knowingly and voluntarily enters into this Release.  [Executive further acknowledges that Executive may revoke this Release within seven (7) days after Executive has signed this Release and further understands that this Release shall not become effective or enforceable until seven (7) days after Executive has signed this Release, as evidenced by the date set forth below Executive’s signature on this Release.  Any revocation of this Release by Executive must be in writing and addressed to the principal headquarters of First Busey, attention: President and Chief Executive Officer.  If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested.]  In addition, Executive represents that Executive has returned all property of Employer that is in Executive’s possession, custody or control, including all documents, records and tangible property that are not publicly available and reflect, refer or relate to Employer or Employer’s business affairs, operations or customers, and all copies of the foregoing.

Section 7.                                          No Admissions.  Employer denies that it or any of its employees or agents have taken any improper action against Executive.  This Release shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.

Section 8.                                          Confidentiality.  Executive and Employer shall keep the existence and the terms of this Release confidential, except for Executive’s immediate family members or their legal or tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

Section 9.                                          Non-Waiver.  Employer’s waiver of a breach of this Release by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release.

Section 10.  Restrictive Covenants.  Executive shall abide by the terms set forth in Sections 5 and 6 of the Employment Agreement.

Section 11.  Construction.  The terms set forth in Section 9 of the Employment Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Section 9, where applicable.

IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below.

FIRST BUSEY CORPORATION and	EXECUTIVE
BUSEY BANK

By:
[Name]	[Name]
President and Chief Executive Officer
of First Busey Corporation

Date:	Date: